SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

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PHARMOS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	36-3207413
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

99 Wood Avenue South

Suite 311

Iselin, New Jersey 08830

(Address of Principal Executive Offices)

PHARMOS CORPORATION AMENDED AND RESTATED 2000 STOCK OPTION PLAN

(Full Title of Plan)

Elkan R. Gamzu

99 Wood Avenue South

Suite 311

Iselin, New Jersey 08830

(732) 452-9556

(Name, address and telephone number of agent for service)

With a copy to:

Adam D. Eilenberg, Esq.

Eilenberg Krause & Paul LLP

11 East 44th Street

New York, New York 10017

(212) 986-9700

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.03 per share	55,000	$3.85	$211,750
Common Stock, par value $0.03 per share	10,000	$2.41	$24,100
Common Stock, par value $0.03 per share	325,000	$2.18	$708,500
Common Stock, par value $0.03 per share	405,000	$2.15	$870,750
Common Stock, par value $0.03 per share	90,000	$1.75	$157,500
Common Stock, par value $0.03 per share	310,000	$1.84	$570,400
Common Stock, par value $0.03 per share	150,000	$1.55	$232,500
Common Stock, par value $0.03 per share	155,000	$1.26 (3)	$195,300
Total	1,500,000		$2,970,800	$91.21

(1)

Represents shares of Common Stock that may be issued pursuant to awards of restricted stock or the exercise of options or stock units granted under the Registrant’s Amended and Restated 2000 Stock Option Plan.

(2)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s Amended and Restated 2000 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(3)

Based on the average of the high and low price of the Registrant’s Common Stock on August 3, 2007 as reported on the Nasdaq Stock Market and are used solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933.

                                                                               EXPLANATORY NOTE

                 This Registration Statement registers shares of our common stock that may be issued pursuant to awards of restricted stock or the exercise of options or stock units granted under our company’s Amended and Restated 2000 Stock Option Plan.

                   As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference (i) the contents of our company’s previously filed Registration Statement on Form S-8, Registration No. 333-64312, which registered 300,000 shares of our common stock (after adjusting for the 1-for-5 stock split in May 2005) that may be issued pursuant the exercise of options granted under the Amended and Restated 2000 Stock Option Plan, (ii) the contents of our company’s previously filed Registration Statement on Form S-8, Registration No. 333-97749, which registered 400,000 shares of our common stock (after adjusting for the 1-for-5 stock split in May 2005) that may be issued pursuant the exercise of options granted under the Amended and Restated 2000 Stock Option Plan, and (iii) the contents of our company’s previously filed Registration Statement on Form S-8, Registration No. 333-118784, which registered 500,000 shares of our common stock (after adjusting for the 1-for-5 stock split in May 2005) that may be issued pursuant to awards of restricted stock or the exercise of options or stock units granted under the Amended and Restated 2000 Stock Option Plan.

Item 8.	Exhibits.

4.1	Pharmos Corporation Amended and Restated 2000 Stock Option Plan (incorporated by reference to Appendix C of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed August 5, 2005).

4.2	Pharmos Corporation Amended and Restated 2000 Stock Option Plan (incorporated by reference to Appendix D of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed August 5, 2005).

5.1*	Opinion of Eilenberg Krause & Paul LLP as to the legality of the shares of common stock being offered under the Plan.

23.1*	Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2	Consent of Eilenberg Krause & Paul LLP (included in their opinion filed as Exhibit 5).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

____________________________
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Iselin, New Jersey, on this 6th day of August 2007.

PHARMOS CORPORATION

By:	/s/ S. COLIN NEILL

S. Colin Neill
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Elkan R. Gamzu and S. Colin Neill as his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto each such attorney-in-fact and agent full power and authority to do an perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 6, 2007.

Signature	Title

/s/ ELKAN R. GAMZU	Chief Executive Officer (Principal Executive Officer)
Elkan Gamzu, Ph.D.	and Director

/s/ HAIM AVIV	Chairman and Director
Haim Aviv, Ph.D.

/s/ SRINIVAS AKKARAJU	Director
Srinivas Akkaraju, M.D., Ph.D.

/s/ MONY BEN DOR	Director
Mony Ben Dor

/s/ ANTHONY B. EVNIN	Director
Anthony B. Evnin, Ph.D.

Lloyd I. Miller, III	Director

/s/ CHARLES W. NEWHALL, III	Director
Charles W. Newhall, III
Abraham Sartani, M.D.	Director

/s/ DAVID SCHLACHET	Director
David Schlachet

/s/ S. COLIN NEILL	Senior Vice President and Chief Financial Officer
S. Colin Neill	(Principal Financial Officer and Principal Accounting Officer)